EXHIBIT 99.1

PRESS RELEASE                          Source: Steel Partners Holdings L.P.

Steel Partners Holdings L.P. Reports Fourth Quarter and Year End 2014 Financial Results

NEW YORK, March 16, 2015 -- Steel Partners Holdings L.P. (NYSE: SPLP) (“SPLP” or the “Company”), a global, diversified holding company, today announced operating results for the fourth quarter and year ended December 31, 2014. They are summarized in the following paragraphs. For a full discussion of the operating results, please read the Company's Form 10-K, which can be found at www.steelpartners.com.

SPLP reported revenue of $199.1 million for the quarter, as compared to $170.0 million for the same period of 2013. The loss before taxes and equity method investments was $30.1 million in the fourth quarter of 2014, as compared to $7.7 million in 2013. The net loss attributable to the Company's common unitholders for the fourth quarter of 2014 was $18.7 million, or $0.68 per diluted common unit, as compared to income of $30.8 million, or $0.99 per diluted common unit, for the same period in 2013.

For the year ended December 31, 2014 SPLP reported revenues of $849.5 million, as compared to $721.1 million in 2013. Income before taxes and equity method investments was $25.3 million for the year, as compared to $16.5 million in 2013. The net loss attributable to the Company's common unitholders for the year was $7.6 million, or $0.27 per diluted common unit, as compared to income of $19.5 million, or $0.63 per diluted common unit, for 2013.
Financial Summary ($000s)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues	$199,147	$169,995	$849,530	$721,114
Costs and Expenses	229,221	177,656	824,257	704,589
(Loss) Income before taxes and equity method investments	(30,074)	(7,661)	25,273	16,525
Income tax provision (benefit)	5,170	(6,945)	24,288	6,477
(Loss) Income of associated companies, net of taxes	(51)	40,227	(3,379)	27,786
(Loss) Income from other investments - related party	(1,195)	(1,013)	891	(271)
(Loss) Income from investments held at fair value	(2,843)	5,476	(16,069)	811
Net (loss) income from continuing operations	(39,333)	43,974	(17,572)	38,374
Income (Loss) from discontinued operations	1,624	(2,307)	10,304	6,446
Net (loss) income	(37,709)	41,667	(7,268)	44,820
Loss (Income) attributable to noncontrolling interests	19,038	(10,908)	(287)	(25,360)
Net (loss) income attributable to common unit holders	$(18,671)	$30,759	$(7,555)	$19,460

Net (loss) income per common unit - basic	$(0.68)	$1.04	$(0.27)	$0.65
Net (loss) income per common unit - diluted	$(0.68)	$0.99	$(0.27)	$0.63

Segment Results ($000s)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:
Diversified industrial	$131,911	$129,385	$600,468	$571,164
Energy	54,482	33,498	210,148	120,029
Financial services	12,349	7,443	36,647	28,185
Corporate	405	(331)	2,267	1,736
Total	$199,147	$169,995	$849,530	$721,114
Income (loss) from continuing operations before income taxes:
Diversified industrial	$3,262	$8,901	$65,543	$51,900
Energy	(40,327)	2,705	(26,254)	12,641
Financial services	8,985	4,501	24,251	17,668
Corporate	(6,083)	20,922	(56,824)	(37,358)
(Loss) Income from continuing operations before income taxes	(34,163)	37,029	6,716	44,851
Income tax provision (benefit)	5,170	(6,945)	24,288	6,477
Net (loss) income from continuing operations	$(39,333)	$43,974	$(17,572)	$38,374
Income (loss) from equity method investments:
Diversified industrial	$485	$7,060	$26,115	$18,257
Energy	(2,668)	(646)	(6,070)	(863)
Corporate	937	32,800	(22,533)	10,121
Total	$(1,246)	$39,214	$(2,488)	$27,515
About Steel Partners Holdings L.P.
Steel Partners Holdings L.P. is a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests.  It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking, food products and services, sports, training, education, and the entertainment and lifestyle industries.
Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. Forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2015 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's subsidiaries need for additional financing and the terms and conditions of any financing that is consummated, their customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, and the possible volatility of the Company's unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in its forward-looking statements are reasonable and achievable, any such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2014 for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.
Investor contact: Steel Partners Holdings GP Inc.
James F. McCabe, Jr., Chief Financial Officer
212-520-2300
jmccabe@steelpartners.com